UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2020

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FPI	New York Stock Exchange
6.00% Series B Participating Preferred Stock	FPI.PRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2020, Farmland Partners Inc. (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Good Seed Capital, LLC (the “Investor”), The Investor is controlled by Tom Heneghan, who has joined the Company’s board of directors as described under Item 5.02 below. Under the Stock Purchase Agreement, the Investor is committed to purchase 1,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for total consideration of $10,000,000. The Stock Purchase Agreement contains customary representations, warranties and indemnification rights. In addition, pursuant to the Stock Purchase Agreement, the Company has agreed to file a registration statement registering the resale of the Shares issued to the Investor under the Securities Act of 1933, as amended (the “Securities Act”), within 180 days of the date of the Stock Purchase Agreement.

The foregoing summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Shares were offered and sold in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Neither this Current Report on Form 8-K nor the exhibits attached hereto constitute an offer to sell or the solicitation of an offer to buy shares of Common Stock or any other securities of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2020, the Board of Directors (the “Board”) of the Company increased the size of the Board from four directors to five directors and appointed Thomas Heneghan as an independent director, effective immediately, to fill the vacancy created by the increase in the number of directors. Mr. Heneghan will serve until the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”) or until his successor is duly elected and qualifies.

The Board affirmatively determined that Mr. Heneghan is an independent director within the meaning of the New York Stock Exchange listing standards. Mr. Heneghan has not been named to any Board committees at this time.

Mr. Heneghan has served as the chief executive officer of Equity International, a private investment firm focused on real estate-related companies, since February 2013. In addition, Mr. Heneghan previously held various officer positions at Equity Lifestyle Properties, Inc. (NYSE: ELS), including Chief Executive Officer from January 2004 to February 2013 and President from February 2011 to May 2012. Mr. Heneghan is currently a member and Vice Chairman of the board of directors of ELS. Mr. Heneghan is also a member of the Urban Land Institute’s Global Exchange Council. Mr. Heneghan is also a senior managing director of Chai Trust Company LLC, which is the trustee of various trusts in which Sam Zell and his family are beneficiaries. In addition, Mr. Heneghan is the founder of Madison Canal and related entities which serves as an asset manager for institutional investors that have invested more than $500 million in a single-family rental business, Home Partners of America (“HPA”), a private REIT. Today, HPA manages approximately 16,000 homes across the country. Mr. Heneghan serves on HPA’s board of directors.

Mr. Heneghan’s compensation as a director will be consistent with the compensation policies applicable to the Company’s other non-employee directors. The Company intends to enter into an indemnification agreement with Mr. Heneghan in connection with his appointment to the Board, which will be in substantially the same form as that entered into with the executive officers and other directors of the Company. Except for the transactions under the Stock Purchase Agreement described above, neither Mr. Heneghan nor any member of his immediate family has or had a direct or indirect interest in any transaction in which the Company or any of its subsidiaries is or was a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On December 8, 2020, the Company issued a press release announcing the appointment of Mr. Heneghan to the Board and the transaction contemplated by the Stock Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement
99.1*	Press release dated December 8, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: December 8, 2020	By:	/s/ Luca Fabbri
Luca Fabbri
Chief Financial Officer and Treasurer